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                                                                    EXHIBIT 11.1

                       AMERICAN COIN MERCHANDISING, INC.
                       COMPUTATION OF PER SHARE EARNINGS

                                              THREE MONTHS     NINE MONTHS
                                                  ENDED            ENDED
                                               SEPTEMBER 30,   SEPTEMBER 30,
                                                  1996            1996
                                                  ----            ----
EARNINGS PER SHARE:

NET INCOME  . . . . . . . . . . . . . . .      $   576,000     $ 1,452,000
                                               -----------     -----------
COMMON SHARES OUTSTANDING
  AT BEGINNING OF PERIOD  . . . . . . . .        5,081,608       5,081,608

EFFECT OF SHARES ISSUED  DURING
  THE PERIOD  . . . . . . . . . . . . . .           12,852           4,284

EFFECT OF SHARES ISSUABLE UNDER
  STOCK OPTIONS USING THE
  TREASURY STOCK METHOD . . . . . . . . .          365,421         365,411
                                               -----------     -----------
SHARES USED IN COMPUTING
  EARNINGS PER SHARE  . . . . . . . . . .        5,459,881       5,451,303
                                               ===========     ===========
EARNINGS PER COMMON SHARE . . . . . . . .      $      0.11     $      0.27
                                               ===========     ===========

(a)   Primary and fully diluted earnings per share are the same.

(b) Net income per share for the three months and nine months ended September 30, 1995 has been omitted because through August 31, 1995 the Combined Companies were not a single entity with its own capital structure.





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